Exhibit 99.1

For Immediate Release

HOLLIS-EDEN PHARMACEUTICALS PROVIDES UPDATE ON CLINICAL

DEVELOPMENT PROGRAMS; ANNOUNCES FIRST QUARTER 2008

FINANCIAL RESULTS

SAN DIEGO, CA – May 13, 2008 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH), the world leader in the development of a new class of small molecule compounds based on endogenous adrenal steroid hormones, today reported on the Company’s progress with its drug development programs in the areas of metabolic disorders, inflammatory diseases and cancer, and announced financial results for the first quarter ended March 31, 2008.

Recent Progress in Drug Development Programs

During the first quarter of 2008, Hollis-Eden continued to advance development of its two lead drug development candidates – TRIOLEX™ (HE3286), now in clinical trials for metabolic and inflammatory disorders, and APOPTONE™ (HE3235), scheduled to enter a clinical trial for prostate cancer in the second quarter of 2008.

Metabolic Disorders: Type 2 Diabetes

In March 2008, Hollis-Eden announced preliminary data from its ongoing 28-day Phase I/II clinical trial with TRIOLEX in obese insulin resistant subjects. The trial, which was commenced in the fourth quarter of 2007, is designed to study the compound’s safety, tolerability, pharmacokinetics and potential activity at three dosing levels — 5mg once daily, 5mg twice daily and 10mg twice daily. Preliminary data from this clinical trial, reported in an oral presentation at IBC’s 6th Annual Conference, Targeting Metabolic Disorders, indicate that TRIOLEX is safe and well tolerated at all doses studied, and suggest that the compound is reducing fasting blood glucose levels and improving insulin sensitivity.

Data were presented at IBC on the initial 19 subjects who had completed the study, seven of whom were evaluated for insulin sensitivity by “clamp studies,” a method widely used in the pharmaceutical industry and academia to assess whole body glucose metabolism and to test compounds as potential insulin sensitizers for the treatment of type 2 diabetes. When comparing the mean value of changes in fasting glucose levels and insulin sensitivity under clamp conditions, TRIOLEX-treated subjects exhibited both a reduction in fasting hyperglycemia and improved insulin sensitivity, compared with placebo-treated subjects.

In addition, 15 subjects were evaluated for changes in inflammatory mediators. Consistent with the apparent anti-inflammatory mechanism of action of TRIOLEX, subjects treated with the compound showed a drop in TNFalpha, IL-6, IL-1beta and MCP-1 production measured in LPS-stimulated peripheral blood mononuclear cells, as compared to placebo-treated subjects.

Based on these positive preliminary results, Hollis-Eden plans to present additional data from this on-going Phase I/II clinical trial in a corporate symposium at the 68th American Diabetes Association annual meeting on June 8, 2008 in San Francisco California. Hollis-Eden also plans to commence a Phase II, 90-day clinical trial in patients with type 2 diabetes in the second quarter of 2008. The clinical endpoint for this Phase II study will be changes in hemoglobin-A1c as well as key biomarkers of insulin sensitivity and glucose disposal in these patients.

Inflammatory Diseases: Ulcerative Colitis

During the first quarter of 2008, Hollis-Eden commenced enrollment in a Phase I/II clinical trial with TRIOLEX in ulcerative colitis (UC). This Phase I/II dose ranging study will evaluate the safety, tolerance, pharmacokinetics and activity of TRIOLEX when administered orally for 28 days to patients with active, mild-to-moderate UC.

In previously reported data presented at the 3rd International Conference on Autoimmunity, TRIOLEX showed significant (p <0.05) benefit in the Wistar rat model of dinitrobenzene sulfonic acid (DNBS) induced colitis, a preclinical model widely used by the pharmaceutical industry and academia to test agents as potential treatments for UC. DNBS challenged rats with induced colitis were treated orally for seven days with either TRIOLEX or placebo (n=10 per group). At the end of the treatment period, TRIOLEX-treated animals had significantly reduced disease, as judged by reduced colon weight and reduced area of necrosis, compared to the placebo-treated animals. TRIOLEX performed as well as or better than Sulfasalazine, the standard of care used as a positive control in this model.

Inflammatory Diseases: Rheumatoid Arthritis

Hollis-Eden has also been cleared under a separate IND with the FDA to begin clinical trials with TRIOLEX for the treatment of rheumatoid arthritis (RA). A safety and pharmacokinetic Phase I/II clinical trial in stable RA patients on methotrexate, a commonly used chemotherapy treatment, is currently planned to begin in the second quarter of 2008. The Company believes that certain aspects of the pathology driving UC are similar to those driving RA. Therefore, data obtained in this UC study could potentially help support the design of the Company’s planned Phase II RA clinical study and could help to accelerate the development of TRIOLEX for potential use in patients with RA.

Oncology: Prostate Cancer

In its oncology program, Hollis-Eden presented preclinical data in the first quarter of 2008 at the 19th International Congress on Anti-Cancer Agents, further suggesting that APOPTONE may be directly inducing apoptosis, or cell death, in tumor cells. These new findings further validate the activity of APOPTONE as a cytotoxic agent for tumor cells and suggest that APOPTONE’s mechanism of action appears to be the induction of genes associated with cell death pathways in tumor cells, as opposed to traditional hormone therapies directed at simply interrupting either the synthesis or the signaling of the tumor cell through the androgen or estrogen receptor.

Hollis-Eden plans to initiate a Phase I/II dose ranging clinical trial of APOPTONE in prostate cancer patients during the second quarter of 2008 under an IND recently cleared by the FDA for hormone receptor-sensitive cancers. The patient population for this initial clinical trial will be considered “late stage,” which is defined as patients failing at least one round of chemotherapy.

“During the first quarter of 2008, we continued to advance our development programs for metabolic disorders, diseases of inflammation and cancer,” stated Richard B. Hollis, Chairman and CEO of Hollis-Eden. “The preliminary data we reported during the first quarter from our ongoing clinical trial in obese, insulin sensitive subjects are especially exciting, demonstrating a reduction in fasting hyperglycemia and improved insulin sensitivity as well as changes in key inflammatory mediators. We look forward to presenting additional data from this trial at the ADA meeting in June, and to commencing our Phase II clinical trial in type 2 diabetes patients during the second quarter of this year.

“We also look forward to commencing our clinical trials in prostate cancer patients with APOPTONE and in rheumatoid arthritis patients with TRIOLEX,” added Hollis. “By year-end 2008, we expect to have at least four clinical trials underway. As a result of their attractive safety and activity profile to date, we believe that our compounds hold the potential to be breakthrough products that could play a significant role in major disease markets in the United States and globally.”

Financial Results

For the quarter ended March 31, 2008, Hollis-Eden reported a net loss of $5.7 million (or $0.20 per share), compared to a net loss of $6.5 million (or $0.22 per share) in the first quarter of 2007. Included in the net loss for the first quarter of 2008 was $0.6 million of stock-based compensation expense associated with SFAS No. 123R, compared to $1.0 million in the first quarter of 2007.

Research and development expenses for the first quarter of 2008 totaled $4.3 million, compared to $4.6 million in the first quarter of 2007. The decrease in research and development expenses was due primarily to the discontinuation of the Company’s NEUMUNE™ (HE2100) research and development program.

First quarter 2008 general and administrative expenses were $1.8 million compared to $2.6 million in the first quarter of 2007. The decrease in general and administrative expenses was primarily due to reduced costs related to salaries, consulting, audit fees and stock option compensation expense.

Total other income and expenses were $0.4 million in the first quarter of 2008, compared to $0.7 million in the first quarter of 2007. The decrease in interest income was due to lower cash balances and lower interest rates in the three-month period ended March 31, 2008 compared with the same period in 2007.

Cash used in operations for first quarter 2008 totaled $4.2 million versus $8.5 million for first quarter 2007. Cash and equivalents at March 31, 2008 totaled $39.0 million, compared to $43.2 million at December 31, 2007.

More detailed information is available in the Company’s Form 10-Q, which was filed May 7, 2008 with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on May 13, 2008 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss first quarter financial results and to review its drug development programs in the areas of metabolic disorders, inflammatory conditions and cancer. The conference call can be accessed by dialing 800-510-0178 (domestic) or 617-614-3450 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 35108191.

Hollis-Eden Pharmaceuticals, Inc.

Hollis-Eden Pharmaceuticals, Inc. is a world leader in the development of a proprietary class of adrenal steroid hormones as novel pharmaceuticals for human health. Through its Hormonal Signaling Technology Platform, Hollis-Eden is developing a new series of small molecule compounds that are metabolites or synthetic analogs of endogenous hormones derived by the adrenal glands from the body’s most abundant circulating adrenal steroid. These steroid hormones, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit — they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s clinical drug development candidates include TRIOLEX™ (HE3286), a next-generation compound currently in clinical trials for the treatment of type 2 diabetes, ulcerative colitis and being prepared for clinical trials in rheumatoid arthritis, and APOPTONE™ (HE3235), a next-generation compound being prepared for clinical trials in cancer. In addition to these clinical development candidates, Hollis-Eden has an active research program that is generating additional new clinical leads that are being further evaluated in preclinical models of a number of different diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, including, but not limited to: the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for TRIOLEX (HE3286), APOPTONE (HE3235) or any other investigational drug candidate; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

# # #

Contact:

Scott Rieger, Vice President, Corporate Communications

Hollis-Eden Pharmaceuticals, Inc.

(858) 587-9333